Exhibit 99.1

Larry Pierce

Mindy Mills

Media Relations

Investor Relations

(713) 369-9407

(713) 369-9490

www.kindermorgan.com

KINDER MORGAN, INC. ANNOUNCES RECEIPT OF

“GOING PRIVATE” PROPOSAL AT $100 PER SHARE

HOUSTON, May 29, 2006 – Kinder Morgan, Inc. (NYSE: KMI) today announced that its board of directors has received a proposal from a group of investors led by Richard D. Kinder, Chairman and CEO of the company, to acquire all of the outstanding shares of KMI for $100 per share in cash. A copy of the text of the proposal letter to the KMI board of directors is set forth below in this release, and the Goldman Sachs Credit Partners’ “highly confident” letter is attached.

KMI’s board of directors has formed a special committee of independent directors to consider the proposal. The committee will retain independent financial advisors and legal counsel to assist it in its work. The board of directors cautions KMI’s shareholders and others considering trading in its securities that it has only received the proposal and that no decisions have been made by the board of directors with respect to the company’s response to the proposal. There can be no assurance that any definitive offer will be made, that any agreement will be executed or that this or any other transaction will be approved or consummated.

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May 28, 2006

Board of Directors

Kinder Morgan, Inc.

500 Dallas Street, Suite 1000

Houston, Texas  77002

Gentlemen:

Together with senior management, co-founder Bill Morgan, Board members Fayez Sarofim and Mike Morgan, and investment partners GS Capital Partners, AIG, The Carlyle Group, and Riverstone

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KMI Receives Proposal

Holdings LLC, I am pleased to offer to acquire all of the outstanding shares of common stock of Kinder Morgan, Inc. (the “Company”) at a cash purchase price of $100 per share.

We believe that our offer is fair and in the best interest of the Company and its public shareholders and that the shareholders will find our proposal attractive. This offer represents a premium of 18.5% over the closing price of the Company’s common shares on May 26, 2006. The acquisition would be in the form of a merger of the Company with a new acquisition vehicle that we would form.

I would continue as Chairman and CEO following the transaction, and we also expect that the Company’s senior management team would remain in place. We clearly anticipate continuing to run the business in accordance with our current practice and maintaining the Company’s valuable employee base, which we view as one of its most important assets.

I would expect to reinvest 100% of my equity ownership through this transaction. My reinvestment, when combined with the investment expected to be made by other members of senior management and by each of Fayez Sarofim and Bill and Mike Morgan, would have a value of approximately $2.8 billion based on the proposed transaction price. In addition to this substantial reinvestment, the transaction would be financed through a combination of (1) approximately $4.5 billion of equity that would be provided by affiliates of and investment funds managed by GS Capital Partners, affiliates of AIG and funds managed by AIG Global Investment Group, funds managed by The Carlyle Group and funds managed by Riverstone Holdings LLC and (2) approximately $14.5 billion of funded indebtedness. We have received a “highly confident” letter from Goldman Sachs Credit Partners, L.P. stating that it is highly confident of its ability to raise the debt necessary to complete the transaction. A copy of the letter is enclosed herewith.

We believe that we offer a high degree of closing certainty and that we are well positioned to negotiate and complete the transaction in an expedited manner. We are preparing a draft merger agreement that we will provide to you shortly. The familiarity of our management team with the Company means that we will be in a position to finalize the merger agreement very quickly. We do not anticipate that any regulatory approvals will be impediments to closing.

We expect that you will establish a special committee of independent directors to consider our proposal on behalf of the Company’s public shareholders and to recommend to the Board whether to approve the proposal with its own legal and financial advisors to assist in its review. We would welcome the opportunity to present our proposal to the special committee as soon as possible.

Of course, no binding obligation on the part of the Company or any of the undersigned shall arise with respect to the proposal or any transaction unless and until such time as definitive documentation satisfactory to us and recommended by the special committee and approved by the Board of Directors is executed and delivered.

Our entire team looks forward to working with the special committee and its legal and financial advisors to complete a transaction that is attractive to the Company’s public shareholders. Should you have any questions, please contact us.

Sincerely,

Richard D. Kinder

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KMI Receives Proposal

About Kinder Morgan, Inc.

Kinder Morgan, Inc. is one of the largest energy transportation, storage and distribution companies in North America. It owns an interest in or operates approximately 43,000 miles of pipelines that transport primarily natural gas, crude oil, petroleum products and CO2; more than 150 terminals that store, transfer and handle products like gasoline and coal; and provides natural gas distribution service to over 1.1 million customers. KMI owns the general partner interest of Kinder Morgan Energy Partners (NYSE: KMP), one of the largest publicly traded pipeline limited partnerships in the United States. Combined, the companies have an enterprise value of more than $35 billion.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Kinder Morgan believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Kinder Morgan’s Forms 10-K and 10-Q as filed with the Securities and Exchange Commission.

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Execution Copy

Goldman, Sachs & Co.
Goldman Sachs Credit Partners L.P.
85 Broad Street
New York, New York  10004

PERSONAL AND CONFIDENTIAL

May 28, 2006

Richard D. Kinder
c/o Kinder Morgan, Inc.

500 Dallas Street,

Suite 1000

Houston, Texas 77002

GS Capital Partners V Fund, L.P.
85 Broad Street
New York, New York 10004

AIG Global Asset Management Holdings Corp.

70 Pine Street

New York, NY 10270

The Carlyle Group

1001 Pennsylvania Avenue, NW

Suite 200 South

Washington, DC 20004-2505

Riverstone Holdings LLC
712 Fifth Avenue
51st Floor
New York, NY 10019

Ladies and Gentlemen:

You have advised Goldman, Sachs & Co. (“Goldman Sachs”) and Goldman Sachs Credit Partners L.P. (“GS Credit Partners” and together with Goldman Sachs, “we” or “us”) that Richard D. Kinder, GS Capital Partners V Fund, L.P., AIG Global Asset Management Holdings Corp., The Carlyle Group and Riverstone Holdings LLC (the “Sponsors”) are submitting a proposal to acquire (the “Acquisition”) all of the outstanding capital stock of Kinder Morgan, Inc. (the “Acquired Business”).  You have advised us that the Acquisition will be financed from a combination of equity contributed by the Sponsors in cash and the rollover and/or purchase of equity by Richard Kinder and certain other members of management of the Acquired Business

(the “Equity Contribution”) and funded indebtedness of approximately $14.5 billion to be incurred by the Acquired Business under (1) one or more senior and/or subordinated credit facilities (the “Credit Facilities”), (2) through the sale or placement of senior and/or subordinated debt securities (the “Securities”) or, in the event market conditions do not permit the issuance of the Securities at the closing of the Acquisition, interim financing in lieu thereof consisting of additional Credit Facilities and/or (3) the assumption of certain existing indebtedness of the Acquired Business, including indebtedness consisting of trust preferred securities (“Existing Indebtedness”).  You have consulted with Goldman Sachs and GS Credit Partners, respectively, concerning the sale of the Securities and the structuring and syndication of the Credit Facilities.

Based on the information that you have provided to us to date and publicly available information, our analysis of the current market for loans and securities issued by entities engaged in similar industries and for transactions of this type and subject to the foregoing and such other matters as we consider relevant, we are pleased to inform you that, as of the date hereof, we are highly confident that the sale and placement of the Securities and the structuring and syndication of the Credit Facilities can be accomplished by Goldman Sachs and GS Credit Partners, respectively, as part of the financing for the Acquisition as described above.  We are pleased to confirm that we have received approval from our respective credit committees to deliver this letter to you.

Obtaining financing for the Acquisition is inherently subject to uncertainties and contingencies beyond our control; accordingly, this letter is not a commitment to place or purchase the Securities or to place, purchase or provide any loans under the Credit Facilities, and there can be no assurance that the sale and placement of the Securities and/or the structuring and syndication of the Credit Facilities will in fact be accomplished.  The provision of any such commitment would be subject to satisfactory completion of due diligence, satisfactory structure and documentation for the Acquisition and the financing and any such commitment, if issued by us, would be subject to satisfaction of conditions that are customary for these types of financings of acquisitions of public companies with you or your affiliates.  In connection with this letter, we have relied without independent verification upon the accuracy and completeness of all of the financial, accounting, tax and other information reviewed by us for purposes of this letter.

In addition, please note that Goldman Sachs and GS Credit Partners do not provide, and nothing herein shall be construed to be, accounting, tax or legal advice.

Very truly yours,

/s/ Goldman, Sachs & Co.

(Goldman, Sachs & Co.)

Goldman Sachs Credit Partners L.P.

By:

/s/ William W. Archer

       Authorized Signatory